Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-293641

Prospectus Addendum to

the Prospectus Supplement dated April 8, 2026 and
the accompanying Prospectus dated April 8, 2026

GLOBAL MEDIUM-TERM NOTES, SERIES I

Morgan Stanley & Co. LLC will, and other affiliates of Morgan Stanley may, use this prospectus addendum, the accompanying prospectus supplement dated April 8, 2026 relating to Global Medium-Term Notes, Series I and/or the accompanying prospectus dated April 8, 2026 in connection with market-making transactions of notes that were originally issued under a similar prospectus supplement for Global Medium-Term Notes, Series I, with a date earlier than April 8, 2026, and/or a similar prospectus with a date earlier than April 8, 2026. We refer below to such earlier prospectus supplement as the “earlier prospectus supplement” and such earlier prospectus as the “earlier prospectus.”

When this prospectus addendum, the accompanying prospectus supplement dated April 8, 2026 relating to Global Medium-Term Notes, Series I and the accompanying prospectus dated April 8, 2026 are used in connection with a market-making transaction, you should note that the accompanying prospectus supplement dated April 8, 2026 relating to Global Medium-Term Notes, Series I supersedes the earlier prospectus supplement, and the accompanying prospectus dated April 8, 2026 supersedes the earlier prospectus. When you read the prospectus supplement or pricing supplement with the specific terms of the offered notes, please note that all references in it to the earlier prospectus supplement should instead refer to the accompanying prospectus supplement dated April 8, 2026 relating to Global Medium-Term Notes, Series I, and all references in it to the earlier prospectus should instead refer to the accompanying prospectus dated April 8, 2026.

You should read the terms of the accompanying prospectus supplement or pricing supplement, which describes the specific terms of the offered notes, together with the accompanying prospectus supplement dated April 8, 2026 relating to Global Medium-Term Notes, Series I and/or the accompanying prospectus dated April 8, 2026.

The offered notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

April 8, 2026